Exhibit 99.1

Five Prime Announces Restructuring to Focus on Clinical Development and Later-Stage Research Priorities

SOUTH SAN FRANCISCO, Calif.—(BUSINESS WIRE)—January 15, 2019—Five Prime Therapeutics, Inc. (NASDAQ: FPRX), a clinical-stage biotechnology company focused on discovering and developing innovative immuno-oncology protein therapeutics, announced today a corporate restructuring to focus resources on its development pipeline, comprising five clinical-stage cancer programs in various solid tumor types and addressing multiple cell types in the tumor microenvironment.

“While we are on track for multiple data read-outs and potential phase advances from our pipeline in 2019, the Executive Team and Board felt it was necessary to sharpen our focus on our current clinical programs and the advancement of our later stage research initiatives,” said Aron Knickerbocker, Chief Executive Officer of Five Prime Therapeutics. “This was a hard decision to make, but we believe that effective use of capital is crucial to supporting our strong pipeline of anti-cancer drug candidates. We remain committed to successfully executing our clinical trials and advancing our later-stage research programs with the same intensity and quality for which Five Prime is known.”

The company is eliminating 41 current positions, representing approximately 20% of its current headcount, and will take a disciplined approach to replacing and adding headcount. The positions eliminated are primarily in areas relating to research, pathology and manufacturing. The company expects that the restructuring and other cost-saving efforts will result in a $10 million reduction in net cash used for operating activities during fiscal year 2019 as compared to 2018, with additional expected savings in 2020 and beyond due to lower ongoing personnel expense. Five Prime estimates that it will incur approximately $2 million of pre-tax charges for severance and other costs related to the restructuring, primarily during the first quarter of 2019.

The company’s financial guidance that it anticipates ending 2019 with $148 to $153 million in cash, cash equivalents and marketable securities reflects the expected reduction in the company’s operating expenses due to the elimination of positions. The company has no debt and ended 2018 with $270 million in cash, cash equivalents and marketable securities and believes this cash is sufficient to fund programs through multiple data readouts.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in immuno-oncology, an area with significant therapeutic potential and the focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and late preclinical development. For more information, please visit www.fiveprime.com or follow us on LinkedIn, Twitter and Facebook.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding (i) the extent of reduction in Five Prime’s net cash used in operating activities in 2019 as compared to 2018, (ii) expected pre-tax charges for severance and other costs related to the restructuring, (iii) expected additional savings in 2020 and beyond due to lower personnel expenses and (iv) the amount of Five Prime’s cash, cash equivalents and marketable securities at the end of 2019. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available

Contact:

Martin Forrest

Vice President, Investor Relations & Corporate Communications

martin.forrest@fiveprime.com

415-365-5625